                                                                      EXHIBIT 12





DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS (LOSS) TO FIXED CHARGES (IN MILLIONS, EXCEPT RATIOS)


                                                                    Three Months   Three Months
                                                                       Ended           Ended
                                                                      March 31       March 31
                                                                        2002          2001
                                                                    ------------   ------------
Earnings (loss)
              Earnings (loss) before income taxes                      $(602)          $(222)

Add (deduct)
              Fixed charges from below                                   316             282
              Interest capitalized                                        (5)             (9)
                                                                       -----           -----

Earnings (loss) as adjusted                                            $(291)          $  51

Fixed charges
              Interest expense                                         $ 157           $ 120
              Portion of rental expense representative of the
                interest factor                                          159             162
                                                                       -----           -----

Total fixed charge                                                     $ 316           $ 282

Ratio of earnings (loss) to fixed charges (1)                          (0.92)           0.18



(1) Fixed charges exceeded our adjusted earnings (loss) by $607 million in 2002 and $231 million in 2001.